Exhibit 8.1

LIST OF SUBSIDIARIES

As of August 11, 2008, China Agro-Technology Holdings Ltd. has the following subsidiaries and affiliates:

Subsidiaries’ or Affiliate’s Name	Jurisdiction of Incorporation or Organization	Percentage of Ownership

China Agro-Technology Ltd.	British Virgin Islands	100% by China Agro-Technology Holdings Ltd.